Exhibit 10.3

SECOND AMENDMENT TO SEVERANCE AGREEMENT

This Second Amendment (this “Amendment”) to that certain Severance Agreement (the “Agreement”) dated June 2, 2010, by and between SemGroup Corporation, a Delaware corporation (with any successor, the “Company”), and                      (the “Participant”), is adopted and approved by the Company to be effective as of                     , 2013.

R E C I T A L:

WHEREAS, the parties amended the Agreement by that Amendment to Severance Agreement dated November 18, 2011;

WHEREAS, the parties desire to further amend the Agreement in certain respects;

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1. Definitions. All capitalized terms used in this Amendment shall have the meanings assigned thereto in the Agreement unless otherwise defined herein.

2. Authority to Amend. This Amendment is adopted and approved by the Company with the consent of the Participant pursuant to Section 7.6 of the Agreement.

3. Amendment to Section 1.6 of Agreement. Section 1.6 of the Agreement shall be amended and restated in its entirety to read as follows:

1.6 “Agreement Term” means the period commencing on the Agreement Date and ending on June 1, 2016. Notwithstanding anything herein to the contrary, with respect to a Post-Change Period, the Agreement Term shall end at the end of the Severance Period (as defined in Section 2.1(c)) if applicable, or if there is no such Severance Period, the earliest of the following: (a) the second anniversary of the Change Date, or (b) the Termination Date; provided that: (i) the obligations, if any, of SemGroup to make payments under this Agreement due to a Separation from Service which occurred during the Agreement Term shall continue beyond the Agreement Term until all such obligations are fully satisfied, and (ii) the obligations of Executive under this Agreement shall continue beyond the Agreement Term until all such obligations are fully satisfied. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate upon the occurrence of a Disqualifying Disaggregation pursuant to Section 1.21.

4. New Section 1.49. New Section 1.49 is added to the Agreement as follows:

1.49 “Restricted Units” means restricted common units representing limited partner interests of Rose Rock Midstream, L.P., a Delaware limited partnership, or similar awards.

5. New Section 1.50. New Section 1.50 is added to the Agreement as follows:

1.50 “Performance Shares” means Restricted Shares, the value of which at the time they are payable is determined as a function of the extent to which corresponding performance criteria have been satisfied, or similar awards.

6. Amendment to Section 2.1(b) of Agreement. Section 2.1(b) of the Agreement shall be amended and restated in its entirety to read as follows:

(b) Equity Awards. All of Executive’s equity awards then outstanding shall only vest and payout in accordance with the applicable award agreements for such equity awards, including, but not limited to, Stock Options, Restricted Shares, Restricted Units and Performance Shares.

7. Amendment to Section 2.2(b) of Agreement. Section 2.2(b) of the Agreement shall be amended and restated in its entirety to read as follows:

(b) Equity Awards. All of Executive’s equity awards then outstanding shall only vest and payout in accordance with the applicable award agreements for such equity awards, including, but not limited to, Stock Options, Restricted Shares, Restricted Units and Performance Shares.

8. Amendment to Section 2.7 of Agreement. Section 2.7 of the Agreement shall be amended and restated in its entirety to read as follows:

2.7 Breach of Covenants. If a court determines that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive (on the one hand) and SemGroup, the Employer, or any Affiliate (on the other hand), including the Restrictive Covenants in Article IV, (a) no SemGroup Party shall have any obligation to pay or provide any severance or benefits under Article II, (b) all of Executive’s unexercised Stock Options shall terminate as of the date of the breach, (c) all of Executive’s unvested Restricted Shares, Restricted Units and Performance Shares shall be forfeited as of the date of the breach, (d) Executive shall reimburse a SemGroup Party for any amount already paid under Article II, and (e) Executive shall repay to SemGroup an amount equal to the aggregate “spread” (as defined below) on all Stock Options, if any, exercised in the one year period prior to the first date on which Executive breached any such covenant (“Breach Date”). For purposes of this Section 2.7, “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised during the one year period prior to the Breach Date multiplied by the difference between the closing price of the Class A common stock on the exercise date (or if the Class A common stock did not trade on the exercise date on the principal stock exchange on which the Class A common stock is then listed or if not so listed in the over-the-counter market, the most recent date on which the Class A common stock did so trade) and the exercise price of the Stock Options.

9. Amendment to Section 3.1 of Agreement. Section 3.1 of the Agreement shall be amended and restated in its entirety to read as follows:

3.1 No Set-off by SemGroup. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim, recoupment, or other claim, right or action that any SemGroup Party may have against Executive or others, except as expressly provided in this Section or as specifically otherwise provided in this Agreement. Notwithstanding the prior sentence, any SemGroup Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Executive from a SemGroup Party from Executive’s payments and other benefits (if any) provided for under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that any incentive-based compensation paid to the Executive under this Agreement may be subject to recovery by a SemGroup Party under any clawback policy which a SemGroup Party may adopt from time to time, including, without limitation, any policy which a SemGroup Party may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC thereunder or the requirements of any national securities exchange on which a SemGroup Party’s common stock may be listed. The Executive agrees to promptly return any such incentive-based compensation which a SemGroup Party determines it is required to recover from the Executive under any such clawback policy. Time is of the essence in the performance by the SemGroup Parties of their respective obligations under this Agreement.

10. Continuation of Agreement. Except as specifically stated herein, this Amendment does not change the terms and conditions of the Agreement which remain in full force and effect.

IN WITNESS WHEREOF, Executive and a duly authorized representative of SemGroup Corporation have executed this Amendment to be effective as of the date first written above.

[EXECUTIVE]

SEMGROUP CORPORATION, acting on behalf of itself and its Subsidiaries and Affiliates

By:
Norman J. Szydlowski
President and CEO

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